UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2013

LINCOLNWAY ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-51764	20-1118105
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

59511 W. Lincoln Highway, Nevada, Iowa		50201
(Address of principal executive offices)		(Zip Code)

515-232-1010
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Lincolnway Energy and Interstate Power and Light Company entered into a Main Extension And Gas Transportation Agreement on April 17, 2013. The Agreement was entered into by Lincolnway Energy as part of its long-term plan to convert the energy source for its ethanol plant from coal to natural gas.

Under the Agreement, Interstate Power and Light Company will construct a pipeline that will be utilized to transport natural gas to Lincolnway Energy's ethanol plant. The construction of the gas pipeline by Interstate Power and Light Company is also being done in conjunction with the construction of a gas pipeline for two other parties, and some of the costs are allocated among Lincolnway Energy and those two other parties.

It is anticipated that the construction of the gas pipeline will commence in approximately June 2014, and will be substantially completed by not later than approximately October 31, 2014, unless extended as part of the Agreement. Lincolnway Energy will, however, also need to take various other steps to be able to begin to use natural gas at its ethanol plant, and those steps might not be completed by the time the gas pipeline has been completed. Lincolnway Energy's overall estimated timeline for completing the conversion of the energy source for its ethanol plant from coal to natural gas is for the conversion to be completed during the fourth quarter of 2014.

The total estimated cost of the construction of the gas pipeline to Lincolnway Energy is $3.2 million. Lincolnway Energy will pay that amount to Interstate Power and Light Company through one of the monthly fees that is payable by Lincolnway Energy over the first 10 year term of the Agreement. Lincolnway Energy is, however, also required to post a $3.2 million letter of credit to stand as security for Lincolnway Energy's obligations under the Agreement. It is anticipated that the letter of credit may be reduced over time as Lincolnway Energy makes its payments under the Agreement. Lincolnway Energy will be entering into additional agreements with its lender regarding the Agreement and the letter of credit.

Lincolnway Energy will incur other costs in connection with converting the energy source for its ethanol plant from coal to natural gas, including  for boilers and other equipment. The current estimated amount of those other out of pocket costs is $8 million.

Lincolnway Energy will be responsible for the payment of the various fees and charges specified in the Agreement, including a minimum annual throughput guarantee fee that is payable whether or not Lincolnway Energy receives natural gas through the pipeline.

The Agreement has an initial term of 10 years from and after the date Lincolnway Energy notifies Interstate Power and Light Company that it is ready to begin receiving natural gas and Interstate Power and Light Company notifies Lincolnway Energy that it is ready to begin transporting natural gas (which date cannot be later than November 30, 2014, unless extended as provided in the Agreement). Lincolnway Energy has the right to extend the term of the Agreement for two additional five year terms. The Agreement therefore has a total possible term of 20 years. The Agreement may be earlier terminated for the reasons set out in the Agreement, which include an uncured breach of the Agreement by, or the bankruptcy or insolvency of, Lincolnway Energy or Interstate Power and Light Company, as the case may be.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LINCOLNWAY ENERGY, LLC

Date: April 18, 2013	By:	/s/ Kim Supercynski
Kim Supercynski, Chief Financial Officer